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                                                                   EXHIBIT 10.23

                               AMENDMENT TO THE
                   DIME BANCORP, INC. 1992 STOCK OPTION PLAN
            (FORMERLY ANCHOR BANCORP, INC. 1992 STOCK OPTION PLAN)

                            Effective June 1, 1996


1.   Section 7(a)(i) of the Plan is amended to provide as follows:

               "(i) transfer to Dime Bancorp, Inc. unrestricted shares of Stock having a Fair Market Value on the date of exercise equal to the aggregate amount of the purchase price, provided, however, that with respect to any holder of a Non-Qualified Stock Option who is subject to the rules set forth under Section 16(b) of the Securities Exchange Act of 1934, as amended, such shares of Stock shall be Mature Shares;"

2. The second sentence of the second paragraph of Section 8(a) of the Plan is amended to provide as follows:

          "With the consent of the Committee, payment of the purchase price may be made, in whole or in part, through the surrender of unrestricted shares of Stock having a Fair Market Value on the date of exercise equal to the aggregate amount of the purchase price; provided, however, that with respect to any holder of an Incentive Stock Option who is subject to the rules set forth under Section 16(b) of the Securities Exchange Act of 1934, as amended, such shares of Stock shall be Mature Shares."

3.   Section 10 of the Plan is amended to provide in its entirety as follows:

          "10.  Evidence of Option Grant

               Each grant of an Option will be evidenced by a written agreement, executed by the Participant and Dime Bancorp, Inc. or an Affiliate, or otherwise by a grant letter or other communication signed on behalf of Dime Bancorp, Inc. or an Affiliate. The agreement, or grant letter or other communication evidencing the grant of an Option shall in each case identify whether it is a Non-Qualified Stock Option or Incentive Stock Option, and shall describe the conditions for exercising the Option, including the date, purchase price, applicable periods, and any other terms and conditions, including the payment of cash in lieu of the issuance of Stock upon the exercise of a Non-Qualified Stock Option, as may be required or permitted by the Committee or applicable securities law."
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4.   Section 12 of the Plan is amended to provide in its entirety as follows:

          "12.  WITHHOLDING

               Each recipient of an Option hereunder shall, no later than the date as of which the value of an Option award (or portion thereof) first becomes includible in the Participant's income for purposes of applicable tax withholding, pay to Dime, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the Option award (or portion thereof). The obligation of Dime under the Plan shall be conditional on such payment or arrangements, and Dime (and, where applicable, any subsidiary), shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Committee may also provide that such withholding may be accomplished by either (i) Dime's reduction of the number of shares of Stock to be delivered to the Participant in connection with the exercise of his or her Option, in an amount equal to the quotient resulting from dividing the required withholding amount by the Fair Market Value of a share of Stock on the date of exercise (the "Share Reduction Method") or (ii) the Participant's deposit of cash with Dime in an amount equal to the required withholding amount (the "Deposit Method")."